Exhibit 10.3A

AMENDMENT NO. 1 TO THE
CHS INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(2013 Restatement)
CHS Inc., pursuant to the power of amendment reserved to it in Section 7.1 of the CHS Inc. Supplemental Executive Retirement Plan (“Plan”), hereby amends the Plan in the manner set forth below effective as of the date executed below.
Section 4.4 of the Plan is amended by replacing paragraphs (f), (g) and (h) with the following new paragraph (f):
(f)    Special Contribution Credits for Newly Hired Participants. Notwithstanding Section 4.2(b), with respect to any Participant named on Schedule A, the Participant’s Pension Plan Account shall be credited with one or more contribution credits equal to the credit(s) which would have been made to that Participant under the Pension Plan if he or she had been an active participant in the Pension Plan from his or her CHS date of hire through his or her actual date of entry into the Pension Plan (subject to the requirement that the Participant be an Active Participant in this Plan on the applicable December 31 for which such credit would have been made under the Pension Plan). However, such credits shall be determined as if the limitations on benefits imposed by Section 401(a)(17) and Section 415 of the Code on the Pension Plan were disregarded and if compensation deferred upon the Participant’s election under any nonqualified plan maintained by CHS or any other participating employer in the Pension Plan were to be taken into account as compensation under the Pension Plan, except that amounts deferred or paid under the mandatory deferral portion of any long term incentive compensation program maintained by such an employer, any amounts received as replacement of forfeited compensation in accordance with the Participant’s employment term sheet, or any amounts paid under any other nonqualified plan or program maintained by CHS or such a participating employer will not be considered part of that compensation.
The Plan is further amended by the addition of Schedule A attached hereto.
Executed this 28 day of April, 2014.
CHS INC.
By /s/ Carl M. Casale
Title: President and Chief Executive Officer

STATE OF MINNESOTA        )
)SS.
COUNTY OF Dakota        )

On this 28th day of April, 2014, before me personally appeared Carl Casale to me personally known, who, being by me first duly sworn, did depose and say that he is the President and CEO of CHS Inc., the corporation named in the foregoing instrument; and that said instrument was signed on behalf of said corporation by authority of its Board of Directors; and he acknowledged said instrument to be the free act and deed of said corporation.

/s/Annastacia Dunaiski
Notary